Exhibit 10.34

APNIMED, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Apnimed, Inc., a Delaware corporation (the “Company”) is to provide a compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the registration statement for the Company’s initial public offering of its equity securities (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as Outside Directors as set forth below; provided that, unless otherwise determined by the Board of Directors, Outside Directors who are employees of, or otherwise affiliated with, an institutional investor in the Company shall not be eligible to receive compensation under this Policy:

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chairperson:	$30,000

Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:	$20,000

Audit Committee member:	$10,000

Compensation Committee Chairperson:	$15,000

Compensation Committee member:	$7,500

Nominating and Corporate Governance Committee Chairperson:	$10,000

Nominating and Corporate Governance Committee member:	$5,000

Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions “(unless the Board of Directors otherwise determines):

Initial Award: Upon his or her initial election to the Board of Directors, each Outside Director will receive an initial, one-time stock option award (the “Initial Award”) to purchase 44,477 shares, which shall vest in equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as on the Board of Directors of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2026 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will receive an annual stock option award (the “Annual Award”) to purchase 22,238 shares, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve on the Board of Directors of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting; provided further, that the Annual Award for any Outside Director who joined the Board of Directors following the immediately preceding Annual Meeting shall be prorated to the nearest full quarter. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and exercisable upon a Sale Event (as defined in the Company’s 2026 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

Commencing in calendar year 2027, the aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000 (or such other limit as may be set forth in Section 3(b) of the Company’s 2026 Stock Option and Incentive Plan, as amended from time to time, or any similar provision of a successor plan); provided, however, that in the first calendar year in which an individual becomes an Outside Director, the aggregate amount of all equity compensation awarded and all other cash compensation paid by the Company to such Outside Director for services as an Outside Director shall not exceed $1,000,000 (or such other limit as may be set forth in Section 3(b) of the Company’s 2026 Stock Option and Incentive Plan, as amended from time to time, or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted as of July 23, 2026, subject to effectiveness of the Company’s Registration Statement on Form S-1 for its initial public offering.